Exhibit 99.1

Evine Names Diana Purcel as Chief Financial Officer

MINNEAPOLIS, April 11, 2018 -- Evine Live Inc. (“Evine”) (NASDAQ:EVLV), a multiplatform interactive digital commerce company (evine.com), today announced the appointment of Diana Purcel as the company’s Executive Vice President and Chief Financial Officer reporting directly to Bob Rosenblatt, Chief Executive Officer. Diana is replacing Tim Peterman who will be leaving the company to take the role of Chief Operating Officer at LTD Commodities, a division of AmeriMark, based in Chicago. Mr. Peterman’s Chief Operating Officer responsibilities at Evine will be absorbed by the executive team. Ms. Purcel’s appointment is effective April 16, 2018.

“I am happy to welcome Diana, who has a strong reputation for leadership during times of significant growth and transformation and a proven track record of working with boards and executive teams to strengthen and grow brands.” said Mr. Rosenblatt, “She is a strategic thought leader with 30 years’ experience within consumer driven businesses, and extensive experience as a public company CFO. I would also like to thank Tim Peterman for being a great partner to me and the board during our company’s turnaround. His contributions and insights helped us achieve our strong profitability goals and to help position our company for growth. We wish Tim and his family the best with his new opportunity.”

Most recently, Diana was the CFO of Cooper’s Hawk Winery & Restaurants, a privately-held/private equity-sponsored, restaurant concept based in Chicago, Illinois. Prior to joining Cooper’s Hawk, Diana spent over ten years as the CFO of Famous Dave’s of America, Inc., a publicly held restaurant company and franchisor based in Minnetonka, Minnesota. Her other experience includes CFO of Paper Warehouse, Inc., formally a publicly held party-goods retailer and franchisor and key roles at Damark International, Inc., and Target Corporation.

Ms. Purcel has earned top recognition for her professional work, including being nominated in 2017 for CFO of the year by FEI Chicago in the Private Company category, and in 2007 by the Minneapolis/St. Paul Business Journal in the Public Company category. She was also twice-named a Top Woman in Finance for the State of Minnesota by Finance Commerce Magazine, earning her a “Circle of Excellence” designation for being a multiple year winner, and was named a top forty under 40. Diana serves on the Board of Directors, and is a member of the Finance Committee, for the Animal Humane Society.

Diana began her career with Arthur Andersen & Co in 1988. She obtained a BSM in Accounting from Tulane University, New Orleans, LA. and is a CPA.

About Evine
Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hours a day.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains statements, estimates, projections, guidance or outlooks that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about our prospects, including anticipated show or product line launches, and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Contact:

Media:

Liz Joseph

Evine

press@evine.com

(952) 943-6192

Investors:

Michael Porter

Evine

mporter@evine.com

(952) 943-6517